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                                                                      Exhibit 2
                              AFFILIATION AGREEMENT

This Affiliation Agreement ("Affiliation Agreement") dated as of October 24, 2000 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and Capital HOLDINGS, INC., an Ohio corporation, with its principal office located in Sylvania, Ohio ("Capital").

                              W I T N E S S E T H :

WHEREAS, Fifth Third is a registered financial services holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and Capital is a bank holding company under BHCA, and Fifth Third and Capital desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio pursuant to which at the Effective Time (as herein defined in Section
IX) Capital will be merged with and into Fifth Third, with Fifth Third to be the surviving corporation (the "Merger");

WHEREAS, Capital owns all of the outstanding stock of Capital Bank, N.A., a national association ("Capital Bank") which, at the Effective Time, will be merged with and into Fifth Third's wholly-owned subsidiary Fifth Third Bank, Western Ohio, an Ohio banking corporation ("Fifth Third Bank, Western Ohio") with Fifth Third Bank, Western Ohio to be the surviving corporation (the "Subsidiary Merger");

WHEREAS, under the terms of this Agreement each of the issued and outstanding shares of the Common Stock, no par value per share, of Capital ("Capital Common Stock") which are issued and outstanding (excluding treasury shares and shares as to which dissenters' rights have been asserted and duly perfected in accordance with Sections 1701.84 and 1701.85 of the Ohio General Corporate Law ("OGCL")("Dissenting Shares") immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and in substitution therefor such shares of Capital Common Stock will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), plus cash in lieu thereof for fractional shares, all as more fully provided in this Agreement;

WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Capital agree together as follows:

I.       MODE OF EFFECTUATING CONVERSION OF SHARES

A. Upon the terms and conditions set forth in this Agreement, Capital shall be merged into Fifth Third.


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B. At the Effective Time all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for the purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

C. 1. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Capital Common Stock, subject to this
Section I.C.1. and Section I.F., each share of Capital Common Stock issued and outstanding immediately prior to the Effective Time (excluding treasury shares) shall be converted by virtue of the Merger into .638 shares of duly authorized, validly issued and non-assessable shares of Fifth Third Common Stock (the "Exchange Ratio"). As of the Effective Time, all such shares of Capital Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or a certificate which immediately prior to the Effective Time represented outstanding shares of Capital Common stock shall cease to have any rights with respect thereto, except the right to receive that number of whole shares of Fifth Third Common Stock into which such shares of Capital Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus cash for fractional shares pursuant to Section I.D. At the Effective Time, all shares of Capital Common Stock held in treasury will be canceled and terminated and will not be converted into shares of Fifth Third Common Stock.

         2. At the Effective Time, each award, option, or other right to purchase or acquire shares of Capital Common Stock pursuant to stock options ("Capital Rights") granted by Capital under its 1988 Incentive Stock Option Plan, 1996 Incentive Stock Option Plan, Non-Employee Director Stock Option Plan and 1999 Long-Term Incentive Plan, hereinafter collectively referred to as the "Stock Plan," which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Fifth Third Common Stock, and Fifth Third shall assume each Capital Right, in accordance with the terms of the Stock Plan and stock option agreement by which it is evidenced, except from and after the Effective Time, (i) Fifth Third and its Compensation Committee shall be substituted for the Committee of Capital's Board of Directors (including, if applicable, the entire Board of Directors of Capital) administering such Stock Plan, (ii) each Capital Right assumed by Fifth Third may be exercised solely for shares of Fifth Third Common Stock, (iii) the number of shares of Fifth Third Common Stock subject to such Capital Right shall be equal to the number of shares of Capital Common Stock subject to such Capital Right immediately prior to the Effective Time multiplied by the Exchange Ratio, however, such number of Capital Rights shall not exceed 915,415 shares in the aggregate, which amount equals the number of Capital Rights in existence as of the date of this Agreement, plus the Permitted Option Grants, as defined in IV.B.2 hereof, and (iv) the per share exercise price under each such Capital Right shall be adjusted by dividing the per share exercise price under each such Capital Right by the Exchange Ratio and rounding up to the nearest four decimal places. Notwithstanding, the provisions of clause (iii) of the preceding sentence, Fifth Third shall not be obligated to issue any fraction of a share of


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Fifth Third Common Stock upon exercise of Capital Rights and any fraction of a share of Fifth Third Common Stock that otherwise would be subject to a converted Capital Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Fifth Third Common Stock and the adjusted per share exercise price of such Capital Right. The market value of one share of Fifth Third Common Stock shall be equal in amount to the Average Closing Price. As used herein, "Average Closing Price" means the average of the closing prices for a share of Fifth Third Common Stock on the NASDAQ National Market (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the twenty (20) consecutive trading days ending on the fifth trading day prior to the Effective Time. Each grant of a converted or substituted option to any individual who subsequent to the effective Time will be a director or officer of Fifth Third as construed under Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. In addition, notwithstanding the foregoing, each Capital Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Fifth Third agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section.

         3. The grants pursuant to the Stock Plan shall continue in effect on the terms and conditions (subject to the adjustments required by Section I.C.2 after giving effect to the Merger), and Fifth Third shall take all reasonable steps to comply with the terms of the Stock Plan to ensure, to the extent reasonably required by, and subject to the provisions of, the Stock Plan, the Capital Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Fifth Third shall take all corporate action necessary to reserve for issuance sufficient shares of Fifth Third Common Stock for delivery upon exercise of Capital Rights assumed by it in accordance with this Section. Within 60 days after the Effective Time, Fifth Third shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), with respect to shares of Fifth Third Common Stock subject to the Capital Rights assumed by Fifth Third in accordance with this Section and shall use its reasonable efforts to maintain the effectiveness of such registration statements and maintain the current status of the prospectus or prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

D. After the Effective Time, each holder of a certificate or certificates for shares of Capital Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Capital Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, without interest thereon, equal in amount to the Average Closing Price, as defined above.

Within fifteen (15) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Capital shareholder of record at the Effective Time advising such

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shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Capital Common Stock in exchange for new certificates of Fifth Third Common Stock. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Capital Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Capital Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Capital Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject, however, to the operation of any applicable escheat or similar laws relating to unclaimed funds.

E. The Exchange Ratio referred to in Paragraph C of this Article I shall be adjusted so as to give the Capital shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the Effective Time. In the event between the date of this Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the Capital shareholders, as of the Effective Time.

F. When all necessary documents have been filed and recorded in accordance with the laws of the State of Ohio, and the Merger becomes effective, the separate existence of Capital shall cease and Capital shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

G. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

H. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

I. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.


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J. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Capital shall cease; Fifth Third shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and Capital, and all obligations owing by or due each of Fifth Third and Capital shall be vested in, and become the obligations of, Fifth Third, without further act or deed; and all rights of creditors of each Fifth Third and Capital shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and Capital shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

K. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Capital in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Capital and otherwise to carry out the purposes of this Agreement.

L. This Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the OGCL. If necessary, this Agreement shall not be filed with the Secretary of the State of Ohio until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

M. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and the Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

N. No holder of Fifth Third Common Stock shall be entitled to relief as dissenting shareholder pursuant to Sections 1701.84 or 1701.85 of the OGCL or otherwise.

II.      REPRESENTATIONS AND WARRANTIES OF CAPITAL.

Capital represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in
Schedule 1 hereto delivered by Capital to Fifth Third in connection with the execution of this Agreement by Fifth Third:

A. Capital: (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio and is a registered bank holding company under the BHCA; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 20,000,000 shares, no par value per share, of Capital Common Stock authorized pursuant to its Articles of Incorporation, which are the total number of shares Capital is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Capital of any kind, other than (a) 7,047,556 shares of Capital Common Stock, which presently are authorized, duly issued and outstanding and

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fully paid and non-assessable, (b) 4,053 shares held in treasury and (c)
options to purchase a total of 805,415 shares of Capital Common Stock which were granted to and are currently held by the employees, officers and Directors of Capital and/or Capital Bank, subject to adjustment after the date hereof for the grant of additional Permitted Option Grants as defined in Section IV.B.2 of this Agreement; (v) has no direct or indirect active subsidiaries other than Capital Bank, and CBNA Building Company, an Ohio corporation ("CBNA Building Company"); and (vi) owns of record and beneficially free and clear of all liens and encumbrances, (w) all of the 873,125 outstanding shares of the capital stock $10 par value per share of Capital Bank, (x) the one (1) outstanding share of the capital stock no par value per share of CBNA Building Company.

B. Capital Bank is duly formed, validly existing and in good standing as a national association under the laws of the United States, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Capital Bank does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Capital Bank of any kind, other than 873,125 shares of the capital stock, $10 par value per share, of Capital Bank owned of record and beneficially by Capital.

C. CBNA Building Company is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Ohio, and has all the requisite power and authority to conduct the business as now conducted by it; and CBNA Building Company does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of CBNA Building Company of any kind, other than one
(1) share of the capital stock, no par value per share, of CBNA Building Company owned of record and beneficially by Capital.

D. Capital has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at December 31, 1999, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. Capital also has previously furnished to Fifth Third the Call Reports as filed with OCC of Capital Bank as at December 31, 1997, 1998 and 1999, for the years then ended. Capital also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at June 30, 2000, and for the three months and six months then ended, and (ii) the Call Reports as filed with the OCC of Capital Bank for the quarter ended June 30, 2000. Such consolidated financial statements of Capital fairly present the consolidated financial condition of Capital as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles ("GAAP"), consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Capital, Capital Bank or CBNA Building Company required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Capital shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date. In the event that the Closing Date does not occur before December 31, 2000, Capital shall furnish Fifth Third with its audited or unaudited, consolidated financial statements as of September 30, 2000 and December 31, 2000 for the periods then ended as soon as they are reasonably available.


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E. Capital, Capital Bank and CBNA Building Company have good and marketable title to all of the material properties and assets reflected in their separate statements of financial condition as at June 30, 2000, and which are still owned by each and each has good and marketable title all material properties and assets acquired by each of them after such date and still owned by each of them, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

F. Except as disclosed in Schedule 1: (i) since June 30, 2000, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Capital, Capital Bank or CBNA Building Company; (ii) Capital is not aware of any events which have occurred since June 30, 2000 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Capital, Capital Bank or CBNA Building Company, excluding in each instance matters (which shall include but not be limited to changes in general economic condition, changes in interest rates, changes in laws or regulations or changes in GAAP) of general application to the banking industry; and (iii) since June 30, 2000, to the date hereof there have been no material changes in the methods of business operations of Capital, Capital Bank or CBNA Building Company.

G. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Capital, threatened against Capital, Capital Bank or CBNA Building Company which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Capital, Capital Bank or CBNA Building Company on a consolidated basis.

H. Except as disclosed in Schedule 1, since June 30, 2000, to the date hereof Capital, Capital Bank and CBNA Building Company each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in Schedule 1, since June 30, 2000, to the date hereof Capital has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

I. Except as disclosed in Schedule 1, Capital, Capital Bank and CBNA Building Company have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Capital, Capital Bank and CBNA Building Company through the date hereof constitute complete and accurate representations of the tax liabilities of Capital, Capital Bank and CBNA Building Company for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects. Neither Capital, Capital Bank nor CBNA Building Company is currently under audit nor have either of them been contacted for an audit. Neither Capital, Capital Bank nor CBNA Building Company is engaged in any appeal proceeding in connection with any return.

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J. Except as disclosed in Schedule 1, neither Capital, Capital Bank nor CBNA
Building Company is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, directors or employees or
(ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by Capital Bank) which do not require the annual expenditure of more than $50,000 thereunder.

K. Except as disclosed in Schedule 1, since June 30, 2000, to the date hereof neither Capital Bank nor CBNA Building Company has incurred any unusual or extraordinary loan losses which are material to Capital, Capital Bank or CBNA Building Company; to the best knowledge of Capital, in light of historical loan loss experience of Capital Bank and CBNA Building Company and Capital's management's analysis of the quality and performance of their loan portfolios, as of June 30, 2000, the reserves for loan losses was, in the opinion of Capital, adequate to absorb all known and reasonably anticipated losses as of the date hereof.

L. Except as disclosed in Schedule 1, neither Capital, Capital Bank nor CBNA Building Company has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

M. 1. The Directors of Capital, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of Capital's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Code of Regulations of Capital.

   2. Capital has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to required regulatory and shareholder approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Capital, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Capital's shareholders.

   3. Except as disclosed in Schedule 1, neither the execution of the Agreement, nor the consummation of the transactions contemplated hereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Capital's Articles of Incorporation or Code of Regulations or, to the best knowledge of Capital, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Capital, Capital Bank or CBNA Building Company is subject or bound;
(ii) to the best knowledge of Capital, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Capital, Capital Bank or CBNA Building Company; (iii) conflicts with, results in a breach of, violates or constitutes a default under, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Capital, Capital Bank or CBNA Building Company is a party or by which the rights, properties or assets of Capital, Capital Bank or CBNA Building Company is subject or bound; or (iv) to the best knowledge of Capital, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Capital, Capital Bank or CBNA Building Company is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $50,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by Capital Bank or CBNA Building Company).

         4. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Capital to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholder's of Capital is held to consider the adoption of this Agreement) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         5. Capital has furnished to Fifth Third or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Capital with the SEC:

         a. Capital's Annual Report on Form 10-K for the year ended December 31, 1999, and reports on Form 10-Q for the quarters ended March 31, and June 30, 2000;

         b. any Current Report on Form 8-K with respect to any event occurring after June 30, 2000 and prior to the date of this Agreement;

         c. any report filed by Capital to amend or modify any of the reports described above; and

         d. all proxy statements prepared in connection with meetings of Capital's shareholders held or to be held subsequent to June 30, 2000.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to June 30, 2000 which Capital is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Capital to Fifth Third.

N. Complete and accurate copies of the (i) Articles of Incorporation and Code of Regulations of Capital, and (ii) Charter and Code of Regulations of Capital Bank, and (iii) Articles and Code of Regulations of CBNA Building Company, in force as of the date hereof have been delivered to Fifth Third .

O. Except as disclosed in Schedule 1, neither Capital, Capital Bank nor CBNA Building Company, nor any officer, employee or director of any of them, has engaged in any activity or omitted to take any action which has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Capital, Capital Bank or CBNA Building Company. Except as disclosed in Schedule 1, Capital, Capital Bank and each of CBNA Building Company possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

P. Except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or, to the best knowledge of Capital, threatened against or affecting Capital, Capital Bank or CBNA Building Company in respect to any "facility" owned, leased or operated by either of them (but EXCLUDING any "facility" as to which the sole interest of Capital, Capital Bank or CBNA Building Company is that of a lienholder or mortgagee, but INCLUDING any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and INCLUDING any "facility" in which Capital, Capital Bank or CBNA Building Company ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Capital, Capital Bank or CBNA Building Company and/or require Capital, Capital Bank or CBNA Building Company to incur expenses of more than $50,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Capital, Capital Bank or CBNA Building Company, nor are there any such actions or proceedings or investigations in which

Capital, Capital Bank or CBNA Building Company is a plaintiff or complainant. Neither Capital, Capital Bank nor CBNA Building Company is liable in any material respect under any applicable law for any release by either of them or, for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Capital, Capital Bank nor CBNA Building Company liable for any material costs (as a result of the acts or omissions of Capital, Capital Bank or CBNA Building Company or, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Capital, Capital Bank or CBNA Building Company to prevent or minimize any actual or threatened release by Capital, Capital Bank or CBNA Building Company of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

Except as disclosed in Schedule 1, each "facility" owned, leased or operated by Capital, Capital Bank or CBNA Building Company (but EXCLUDING any "facility" as to which the sole interest of Capital, Capital Bank or CBNA Building Company is that of a lienholder or mortgagee, but INCLUDING any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and INCLUDING any "facility" in which Capital, Capital Bank or CBNA Building Company ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Capital, Capital Bank or CBNA Building Company.

Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (E.G., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits which is or was contributed to or maintained presently or at any time in the last five (5) years by Capital, Capital Bank or CBNA Building Company for the benefit of employees, former employees or directors of Capital, Capital Bank or CBNA Building Company and shall include
(a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan. Through the date of this Agreement, neither Capital, Capital Bank nor CBNA

Building Company has made or has committed to make any contributions to any Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts.

         2. Predecessor Plan. The term "Benefit Plan" for all purposes of this Agreement shall include each Predecessor Plan (as herein defined). For purposes hereof, "Predecessor Plan" shall mean any plan, program, policy, practice, arrangement or system as otherwise described in Section II.Q.1. but was maintained, contributed to or resulted in liability to any predecessor employer of Capital, Capital Bank or CBNA Building Company since January 1, 1996. For purposes hereof, "predecessor employer" shall mean any employer, entity or business operation acquired by Capital, Capital Bank or CBNA Building Company in any type of acquisition (including, without limitation, mergers, stock acquisitions and asset acquisitions).

         3. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, Capital, Capital Bank and each of CBNA Building Company have provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

         4. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1:
(a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfied the requirements of section 401(a) of the Code, as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code;
(c) such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied; and (f) any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans.

         5. General Plan Compliance. With respect to each Benefit Plan, except as noted on the Disclosure Schedule: (a) such Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been in material compliance with applicable Code provisions; and (b) such Benefit Plan has been, to the best knowledge of Capital, operated in substantial compliance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and to the extent such Benefit Plan is a group health plan subject to the requirements of Section 4980B of the Code ("COBRA") and/or the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"), has been, to the best knowledge of Capital, operated in substantial compliance with such COBRA and HIPAA requirements.

         6. Prohibited Transactions. No prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

         7. Lawsuits or Claims. Except as disclosed in Schedule 1, no material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of Capital, threatened against any Benefit Plan or against Capital, Capital Bank or CBNA Building Company with respect to any Benefit Plan.

         8. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statements of Capital, Capital Bank and CBNA Building Company or, if not, in Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Capital, Capital Bank and CBNA Building Company and for which Capital, Capital Bank or CBNA Building Company is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and
Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

        9. Defined Benefit Pension Plan Liabilities. Neither Capital, Capital Bank nor CBNA Building Company (or any pension plan maintained by any of them) have incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in Schedule 1, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Capital, Capital Bank, CBNA Building Company nor any controlled group member of Capital, Capital Bank or CBNA Building Company participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA). No employee, former employee, plan participant or any other party (other than Capital, Capital Bank or CBNA Building Company) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any Qualified Benefit Plan which is a defined benefit plan as defined in Section 414(j) of the Code.

         10. Independent Trustee. Capital, Capital Bank and CBNA Building Company (a) have not incurred any asserted or unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Capital, Capital Bank or CBNA Building Company, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under
Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

         11. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", neither Capital, Capital Bank nor CBNA Building Company have any obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives.

         12. Right to Amend and Terminate. Except as listed on Schedule 1, Capital, Capital Bank and each of CBNA Building Company have all power and authority necessary to amend or terminate each Benefit Plan without incurring any material penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

         13. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $50,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

R. The investment portfolios of Capital, Capital Bank and CBNA Building Company consist of securities in marketable form. Except as disclosed in Schedule 1, since June 30, 2000 to the date hereof neither Capital, Capital Bank nor CBNA Building Company has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Capital is not aware of any events which may be expected to result in any material adverse change in the quality or performance of the investment portfolios of Capital, Capital Bank or CBNA Building Company.

S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Capital, threatened against any of the Directors or officers of Capital, Capital Bank or CBNA Building Company in their capacities as such, and no Director or officer of Capital, Capital Bank or CBNA Building Company currently is being indemnified or seeking to be indemnified by Capital, Capital Bank or CBNA Building Company pursuant to applicable law or the Articles of Incorporation, Charter or Code of Regulations of Capital, Capital Bank or CBNA Building Company.

T. There is no agreement to which Capital is a party which (i) prohibits or restricts Capital's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject Fifth Third to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

U. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for Capital's own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and
(ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of it or one of its subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to Capital. Neither Capital, Capital Bank nor CBNA Building Company, nor any other party thereto is in breach of any of its obligations under any such agreement or arrangement.

V. 1. Neither Capital, Capital Bank nor CBNA Building Company has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

   2. Since December 31, 1999, except insofar as required by a change in GAAP, there has been no change in accounting methods, principles or practices of Capital, Capital Bank and CBNA Building Company.

W. Schedule 1 lists all options to acquire Capital Common Stock, the holders thereof, the dates of issuance, the vesting schedules and the price per share of such options which are outstanding as of the date hereof.

X. All representations and warranties contained in this Section II shall expire at the Effective Time, and thereafter, neither Capital nor any officer or Director of Capital shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

III.     REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

Fifth Third represents and warrants to Capital that as of the date hereof or as of the indicated date, as appropriate:

A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered financial services holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and Fifth Third Bank, Western Ohio is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Ohio and is duly authorized to conduct the business in which it is engaged. The outstanding shares of capital stock or other ownership interests of each direct subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are directly owned by Fifth Third free and clear of all liens and encumbrances. All of such subsidiaries are duly authorized to conduct the business in which they are engaged, unless such failure to obtain or maintain such authorization will not have a material adverse effect on Fifth Third, as a whole.

B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 650,500,000 of which 650,000,000 shares are Fifth Third Common Stock and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on September 30, 2000, 461,799,811 shares of Fifth Third Common Stock were issued and outstanding and 3,600,000 shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans. At September 30, 2000, 28,788,016 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 5,684,112 shares were reserved for issuance under options to be granted in the future.

C. All shares of Fifth Third Common Stock to be received by the shareholders of Capital as a result of the merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

D. Fifth Third has furnished to Capital its audited consolidated financial statements as of December 31, 1999, December 31, 1998 and December 31, 1997 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Fifth Third has also furnished to Capital its unaudited, consolidated financial statements as of September 30, 2000 and for the three and nine month periods then ended. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with GAAP consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third will continue to furnish information for subsequent calendar quarter periods to Capital as soon as such becomes publicly available until the Effective Time.

E. Except for events relating to the business environment in general: (i) since September 30, 2000 to the date hereof, there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since September 30, 2000, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since September 30, 2000 to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

F. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to Capital shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law, the regulations of the NASDAQ Stock Market or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

   2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

   3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, does or will: (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Capital pursuant to the provisions of Sections 1701.84 and 1701.85 of the Ohio Revised Code; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Capital.

H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

I. 1. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to Capital or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Capital is held to consider the adoption of this Agreement) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

   2. Fifth Third has furnished to Capital or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

         a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1999, and reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;

         b. any Current Report on Form 8-K with respect to any event occurring after September 30, 2000 and prior to the date of this Agreement;

         c. any report filed by Fifth Third to amend or modify any of the reports described above; and

         d. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to September 30, 2000.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to September 30, 2000 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Capital.

J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

K. Since September 30, 2000 to the date hereof, none of Fifth Third's banking subsidiaries and thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, and in the light of Fifth Third's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of September 30, 2000, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by GAAP in the most recent year-end, audited financial statements of Fifth Third supplied to Capital pursuant to Paragraph D of Section III hereof.

O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since September 30, 2000, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

P. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

Q. All representations and warranties contained in this Section III shall expire at the Effective Time, and thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV. OBLIGATIONS OF CAPITAL BETWEEN THE DATE OF THIS AGREEMENT AND THE EFFECTIVE TIME.

A. Capital, in consultation with Fifth Third, will take all actions necessary to call and hold its annual or a special meeting of its shareholders as soon as practicable after the Fifth Third registration statement relating to this transaction has been declared effective by the Securities and Exchange Commission (the "SEC") and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. Capital agrees to mail the proxy statement/prospectus to its shareholders in accordance with the directions and under the supervision of Fifth Third as promptly as possible after the registration statement is declared effective. The Board of Directors of Capital intends to inform the shareholders of Capital in the proxy materials relating to the annual or special meeting that all directors of Capital intend to vote all shares of Capital Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all directors will recommend approval of this Agreement to the other shareholders of Capital, subject only to such directors' fiduciary obligations.

B. 1. Consistent with GAAP, Capital agrees that on or before the Effective Time based on a review of the loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolios of Capital Bank and CBNA Building Company, Capital will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to Capital as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time.

   2. From the date of this Agreement until the Effective Time, Capital, Capital Bank and CBNA Building Company each will be operated in the ordinary course of business, and none of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of their Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof and the grant of Permitted Option Grants; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $50,000; make, enter into or renew any agreement for services to be provided to Capital, Capital Bank or CBNA Building Company or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $50,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal), and, except as disclosed in Schedule 1; open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies, other than such agreements existing on the date hereof and disclosed to Fifth Third; declare or pay any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as Capital historically has done on its Common Stock; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business. It is specifically acknowledged that Capital may (i) pay its year-end cash bonuses in accordance with its past practice, the aggregate amount of which shall not exceed its accrued cash bonus amounts, including additional normal monthly accrual amounts through the month of December 2000, and (ii) grant additional options in accordance with its past practice to its senior officers which options shall not exceed options to purchase 110,000 shares of Capital Common Stock (the "Permitted Option Grants"). It is acknowledged and agreed that the employees of Capital who are awarded Permitted Option Grants shall not be eligible to receive option grants under any option plan of Fifth Third during the 2001 in connection with or in recognition of performance by such employee during the year 2000.

C. Except as required by applicable law or regulation, except for actions taken with the consent of Fifth Third, neither Capital, Capital Bank nor CBNA Building Company shall (a) implement or adopt any material change in their interest rate risk management policies, procedures, or practices; (b) fail to follow its existing policies or practices with respect to managing their exposure to interest rate risk; or (c) fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk.

D. Not later than the 15th day prior to the mailing of Capital's proxy statement with respect to the Merger, Capital shall deliver to Fifth Third a list of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, (the "Capital Affiliates"). Capital shall use its best efforts to cause each Capital Affiliate to execute and deliver to Fifth Third on or before the mailing of such proxy statement an agreement in the form of Appendix D hereto.

E. Capital shall furnish Fifth Third with copies of all reports filed by Capital with the SEC subsequent to the date of this Agreement.

V.       COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

A. Fifth Third will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation, the Department of the Treasury, the Ohio Division of Financial Institutions, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of Capital in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Capital and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in this Agreement. Fifth Third shall use all reasonable efforts to file all such applications within sixty (60) days of the date of this Agreement and to secure all such approvals. Capital agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Capital, Capital Bank and CBNA Building Company, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Fifth Third shall provide copies thereof to Capital. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide Capital with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by Capital and in connection with approvals required to be obtained by Capital hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, Capital shall provide, at least ten (10) days prior to the filing date, copies thereof to Fifth Third.

B. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

C. Capital agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Capital, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of Capital Bank, CBNA Building Company and Fifth Third Bank, Western Ohio as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Capital, Capital Bank and CBNA Building Company or Fifth Third or Fifth Third Bank, Western Ohio, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or Capital shall not relieve Fifth Third or Capital from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

D. If all options have not been exercised prior to the Effective Time, such options shall be converted to options to purchase Fifth Third Common Stock based on the exchange ratio with the option exercise price adjusted accordingly to take into account the change in the number of options.

E. 1. Capital, Capital Bank and CBNA Building Company, without the advance written consent of Fifth Third, shall not take any action which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in Section 414(j) of the Code.

         2. If Fifth Third so requests, Capital, Capital Bank or CBNA Building Company shall develop a plan and timetable for amending or terminating any or all of the Qualified Benefit Plans, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said amendment or termination plan and timetable.

         3. Capital, Capital Bank and CBNA Building Company shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 401(a)(4), 404, 410(b), 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans for the 1997, 1998 and 1999 plan years.

         4. With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting (except as expressly permitted by this Agreement) without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of Capital shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time or any later date as provided therein.

         5. If requested by Fifth Third, Capital, Capital Bank and CBNA Building Company shall take all actions necessary to freeze any Qualified Benefit Plan as of a date at least thirty (30) days prior to the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plan after the Effective Time.

         6. Capital, Capital Bank and CBNA Building Company, without the advance written consent of Fifth Third, which shall not be unreasonably withheld or delayed, shall not (a) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement (except as expressly permitted in this Agreement); or
(b) make any distributions from the Qualified Benefit Plans after the date of this Agreement; or (c) make any contributions to the Qualified Benefit Plans (except 401(k) employee contributions) after the date of this Agreement, except contributions for: (i) the presently authorized employer matching contribution, and (ii) an annual profit sharing contribution for calendar year 2000 not to exceed that made in the prior year as a percentage of total employee compensation, consistent with past practice and not otherwise in violation of the limits imposed by Sections 404 and 415 of the Code. After Capital has satisfied the requirements of Section E (3) above, consent of Fifth Third shall not be required for distributions permitted pursuant to the terms of the Qualified Benefit Plans as currently in effect.

         7. Capital, Capital Bank and CBNA Building Company shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that they have all power and authority necessary to amend and/or terminate any plan providing retiree medical or life insurance coverage, thereby reducing or eliminating future liability.

         F. Assuming that Capital delivers to Fifth Third the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Fifth Third, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective time adopt a resolution, expressly relying on Capital's representation that any such options or other grants were upon their issuance exempt from liability pursuant to Section 16(b) under the Exchange Act, providing that the receipt by the Capital Insiders of Fifth Third Common Stock in exchange for shares of Capital Common Stock, and of options to purchase shares of Fifth Third Common Stock upon conversion of options to purchase shares of Capital Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act; provided, however, that the Board of Directors of Fifth Third will be under no obligation to adopt such a resolution unless it may expressly rely on a written representation by Capital that any such options or other grants were, upon their issuance, exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all respects regarding the Capital Insiders, the number of shares of Capital Common Stock held by each such Capital Insider and expected to be exchanged for Fifth Third Common Stock in the Merger, and the number and description of the options to purchase shares of Capital Common Stock held by each such Capital Insider and expected to be converted into options to purchase shares of Fifth Third Common Stock in connection with the Merger. "Capital Insiders" shall mean those officers and directors of Capital who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

         G. A certified copy of the resolution of the Board of Directors of Capital approving the execution of this Agreement, specifically referring to the oral fairness opinion rendered by Austin Associates, Inc. shall be delivered to Fifth Third on the date of execution of this Agreement. A copy of the executed written opinion of Austin Associates, Inc. dated effective as of the date of the board action will be delivered to Fifth Third as soon as practicable after the date of this Agreement.

         H. On or before the Closing, Capital may amend its Retirement Savings Plan to provide for the immediate full vesting of all participant account balances, including employer matching contributions and employer profit sharing contributions.

         I. Fifth Third shall: (i) execute the Employment Agreements with
John S. Szuch, Robert A. Sullivan and Bruce K. Lee, respectively, and (ii) shall execute Severance Agreements with Stephen J. Kovatch, Michael P. Killian, and David L. Mead. The form of the employment agreements and severance agreements shall be that set for in the Confidential Employee Matters Schedule and in each case the obligations of Fifth Third thereunder shall be conditioned upon the acceptance of and execution by the respective employee.

VI.      CONDITIONS PRECEDENT TO CLOSING.

A.       Conditions to the Obligations of Each of the Parties:

The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

         1. The shareholders of Capital shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with its Articles of Incorporation and Code of Regulations.

         2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the OCC, the Department of the Treasury, and the Federal Deposit Insurance Corporation to the extent required.

         3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Capital and other than regularly-scheduled regulatory examinations.

         4. Any waiting period mandated by law in respect of the final approval by any applicable Federal or State regulator(s) of the transaction contemplated herein shall have expired.

         5. Fifth Third shall have registered its shares of Common Stock to be issued to the Capital shareholders hereunder with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Capital shareholders hereunder shall have been authorized for trading on the Nasdaq Stock Market upon official notice of issuance.

B.       Conditions to the Obligations of Fifth Third:

The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Capital which specifically refers to the condition or conditions being waived:

         1. All of the representations and warranties of Capital set forth in
Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and except for changes permitted pursuant to the terms of this Agreement after the date hereof

         2. Capital shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

         3. Werner & Blank, Co., LPA counsel for Capital, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix A.

         4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Capital immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, shall not be less than $90,500,000. For purposes of this subparagraph 4 to Section VI.B., (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by
Section IV.B.(1) herein, (ii) termination or funding of any of Benefit Plans of Capital, Capital Bank and CBNA Building Company as contemplated herein, (iii) adjustments made to reflect expenses and losses in the market value of investments held by Capital or Capital Bank, as required by GAAP, including SFAS 115, and (iv) expenses associated with this Agreement and the transactions contemplated herein, shall be excluded for purposes of calculation of Capital's shareholders' equity as contemplated herein.

         5. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of Capital as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of Capital Bank and CBNA Building Company as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a material adverse effect on the financial condition of Capital, Capital Bank or CBNA Building Company, on a consolidated basis, that should be made in order for such financial statements to (i) be in conformity with GAAP, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of Capital, Capital Bank and CBNA Building Company, on a consolidated basis.

         6. The receipt of a certificate from Capital, Capital Bank and CBNA Building Company, executed by the chief executive officer and chief financial officer of each, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section II hereof were true and correct as of the date of this Agreement and as of the Effective Time in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

         7. The total issued and outstanding shares of Capital Common Stock shall not exceed 7,047,556 shares, and the total number of options to purchase Capital Common Stock shall not exceed 805,415, in each case adjusted for the exercise of any options which were outstanding as of the date of this Agreement and otherwise properly exercised, and for the grant and exercise of any Permitted Option Grants after the date of this Agreement. Schedule 1 lists of all presently outstanding options to acquire Capital Common Stock, the holders thereof, the dates of issuance, the vesting schedules and the price per share of such options.

         8. With respect to each non-employee director of Capital, Fifth Third shall have either (i) received an executed noncompetetion agreement in the form attached as Appendix E, or (ii) waived the requirement hereof.

         9. Fifth Third shall have received an opinion of counsel to Fifth Third, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, counsel to Fifth Third may require and rely upon representations contained in letters from Capital and Fifth Third.

         10. There shall have been no exercises of options to purchase Capital Common Stock between the date of this Agreement and the Effective Time.

C.       Conditions to the Obligations of Capital:

The obligation of Capital to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Capital in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

         1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

         2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects.

         3. Paul L. Reynolds, counsel for Fifth Third, shall have delivered an opinion addressed to Capital in substantially the form appended hereto as Appendix B.

         4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section III were true and correct as of the date of this Agreement and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

         5. Fifth Third Bank's Trust Department (Fifth Third's Cincinnati, Ohio affiliate), as the Exchange Agent, will acknowledge in writing to Capital that it is in receipt of certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of Capital pursuant to this Agreement, and (ii) sufficient cash to be paid to the Capital shareholders for fractional shares.

         6. Capital shall have received an opinion of counsel to Fifth Third, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and
(ii) no gain or loss will be recognized by shareholders of Capital who receive shares of Fifth Third Common Stock in exchange for shares of Capital Common Stock, except to the extent of any cash received for any fractional share interest in Fifth Third common Stock to which the shareholders may be entitled. In rendering its opinion, counsel to Fifth Third may require and rely upon representations contained in letters from Capital and Fifth Third.

         7. Fifth Third shall have: (i) entered into Employment Agreements, with John S. Szuch, Robert A. Sullivan and Bruce K. Lee, in the form delivered contemporaneously with the execution of this Agreement as Exhibits A, B, and C to the confidential employee matters schedule, respectively (ii) entered into Severance Agreements with Stephen J. Kovatch, Michael P. Killian, and David L. Mead in the form delivered contemporaneously with the execution of this Agreement as Exhibits D, E, and F to the confidential employee matters schedule.

VII.     ADDITIONAL COVENANTS

A. Capital Bank shall be merged with and into Fifth Third Bank, Western Ohio, to be effective on the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of Capital Bank, the separate corporate existence of Capital Bank shall cease by operation of law.

B. 1. Fifth Third shall consider employing at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the employees of Capital, Capital Bank and CBNA Building Company who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the medical plans of Capital, Capital Bank and CBNA Building Company immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan, provided further that to the extent that the initial period of coverage for employees of Capital, under any plan of Capital that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12 month period of coverage, employees of Capital shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees of Capital or under the corresponding welfare plan during the balance of such twelve (12) month period of coverage. As promptly as practicable following the Effective Time as Fifth Third shall reasonably determine (and until then in accordance with any comparable benefit plan that Capital maintained immediately before the Closing
Date), Fifth Third shall provide the full-time employees (in the aggregate and not individually) of Capital and Capital subsidiaries ("TRANSFERRED EMPLOYEES") who become employees of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger as a group with employee benefit plans that in the aggregate are of comparable value to the benefit plans provided to similarly situated employees of Fifth Third (excluding from consideration the Fifth Third Bancorp Master Retirement Plan which has been frozen to new participants). Under each employee benefit plan sponsored or maintained by Fifth Third or its subsidiaries or affiliates in which Transferred Employees participate, prior service with Capital or any Capital subsidiary shall be taken into account for purposes of eligibility, vesting and benefits accruals.

         2. Those employees (other than temporary and/or co-operative employees) of Capital, Capital Bank and CBNA Building Company who do not have an employment or severance agreement and who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within sixty (60) days after the Effective Time, and who sign and deliver a termination and release agreement in the form attached as Appendix C hereto, shall be entitled to severance pay equal to two (2) weeks of pay for each year of service, subject to a minimum of 8 weeks of pay in the case of any officer of Capital and 4 weeks of pay as to all other employees, subject to a maximum of 22 weeks. If there has been a break in an employee's period of employment, the prior period shall be added to the current period of employment. Any employee employed by more than one corporation shall be entitled to payment under only one severance plan. Fifth Third shall provide notification to Capital of those employees it will or will not be hiring at least 30 days prior to the Effective Time in order that such employees terminated by Capital can be given appropriate notice of termination in advance of the effectiveness thereof. The severance pay shall be under Capital's (or its subsidiaries') current severance pay plan if any, or a new severance pay plan but in no event shall there be any duplication of severance pay. Nothing contained in this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any pension plan). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

         3. Any officer of Capital, Capital Bank or CBNA Building Company who enters into a employment or severance agreement with Capital or Fifth Third after the date of this Agreement (each "Contract Officer") shall not receive any severance payments from Capital and Fifth Third in connection with the Merger, pursuant to Section VII. B.2. Notwithstanding the foregoing, or any other provision of this Agreement, in no event shall any Contract Officer receive any payment pursuant to the terms of a severance agreement or employment agreement that would be considered an "Excess Parachute Payment" pursuant to Section 280(G) of the Code.

C. (i) From and after the Effective Time, Fifth Third shall assume the obligations of Capital, Capital Bank and CBNA Building Company arising under applicable Ohio and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the Articles of Incorporation, Charter and Code of Regulations, as applicable, of Capital, Capital Bank or CBNA Building Company as in effect on the date hereof to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of Capital, Capital Bank, or CBNA Building Company (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Capital, Capital Bank or CBNA Building Company if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Articles of Incorporation, Charter or Code of Regulations, as applicable, of Capital, Capital Bank or CBNA Building Company. Fifth Third's assumption of the indemnification obligations of Capital, Capital Bank and CBNA Building Company as provided herein shall continue for a period of three (3) years after the Effective Time or, in the case of claims asserted prior to the third (3) anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified parties.

         (ii) From and after the Effective Time, the directors, officers and employees of Capital and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

         (iii) The obligations of Fifth Third provided under this Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified Parties, and shall be binding on all respective successors of Fifth Third.

         (iv) Fifth Third shall also purchase and keep in force for a two (2) year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by Capital's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 125% of the annual costs currently paid for such coverage by Capital.

D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by Capital concerning Capital, Capital Bank and CBNA Building Company. Capital will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Capital or Fifth Third, as the case may be, and shall not be used by Fifth Third or Capital, as the case may be, in any way detrimental to Capital or Fifth Third.

E. All notices under this Agreement or under the Agreement of Merger shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Capital to: Mr. John S. Szuch, Chairman, Capital Holdings, Inc., 5520 Monroe Street, Sylvania, Ohio 43560, with a copy to: Martin D. Werner, Esq., Werner & Blank, Co., LPA, 7205 W. Central Ave., Toledo, Ohio 43617; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Executive Vice President and General Counsel, Fifth Third Bank, Legal Department, 38 Fountain Square Plaza, M.D. 10AT76, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

F. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Capital to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to
Section X hereof.

G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, Capital shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of Capital of their fiduciary duties, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either Capital or Capital Bank or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Capital, Capital Bank or CBNA Building Company (any such transaction being referred to herein as an "Acquisition Transaction"). Subject to the exercise by the Directors of Capital of their fiduciary duties, Capital promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

H. Fifth Third and Capital shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

I. Following the satisfaction of all conditions to closing the Merger, other than the expiration of any waiting period required by any regulatory agency after its approval of the Merger is issued, and conditions which are only capable of being satisfied at closing, upon the request of Fifth Third and at the sole option of Fifth Third, Capital and Capital Bank shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie(R) system. Such Agreement shall provide that MPS will be the exclusive provider of such services to Capital and Capital Bank for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of Capital and Capital Bank to EFT provided by MPS and conversion to the Jeanie(R) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to Capital and Capital Bank for the Jeanie(R) service shall not exceed those charged by the current EFT service provider of Capital and Capital Bank, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to Section VIII hereof for any reason except a material breach or default by Capital, and if, in such instance, Capital desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Capital or Capital Bank be required to take any actions pursuant to this Paragraph I or otherwise under this Agreement or the Agreement of merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of Capital or Capital Bank.

J. Fifth Third and Capital shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law, and provided, further, however, that Fifth Third shall not be required to incorporate any comments from Capital into such releases or public filings unless determined to be appropriate by Fifth Third in good faith.

K. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

L. 1. Between the date hereof and the Closing Date, Capital shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Capital, Capital Bank or CBNA Building Company, provided, however, that no such information so disclosed to Fifth Third shall be deemed an exception to any representation, warranty or covenant made by Capital unless Fifth Third, in its sole discretion, agrees in writing to accept such exception.

    2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Capital in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Capital and its subsidiaries, taken as a whole, provided, however, that no such information so disclosed to Capital shall be deemed an exception to any representation, warranty or covenant made by Fifth Third unless Capital, in its sole discretion, agrees in writing to accept such exception.

VIII.    TERMINATION

A. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Capital or by Capital to Fifth Third in the following instances:

   1. By Fifth Third or Capital, if there has been to them extent emplated in Section VI.B.1. and 2. and Section VI.C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

   2. By Fifth Third or Capital, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at June 30, 2000, other than any such change attributable to or resulting from any change in law, regulation or GAAP, changes in interest rates, economic, financial or market conditions affecting the banking industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

   3. By Fifth Third or Capital, if the merger transaction contemplated herein has not been consummated by June 30, 2001, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

   4. By the mutual written consent of Fifth Third and Capital.

   5. By Fifth Third if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and
B. herein and non-compliance is not waived by Fifth Third.

   6. By Capital if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Capital to effect the Merger as set forth in Sections VI.A. and C. herein and non-compliance is not waived by Capital.

B. If Capital shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated, provided that Capital must be in compliance with Section IV, Paragraph A hereof.

C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraphs D, H, J and K of
Section VII hereof shall be void and of no further force or effect, and, except as provided in Paragraph H of Section VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX.      CLOSING AND EFFECTIVE TIME

The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Capital and Fifth Third) with the Secretary of the State of Ohio in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X.       AMENDMENT

This Agreement may be amended, modified or supplemented by the written agreement of Capital and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of Capital, but after any such approval by the shareholders of Capital no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement and the Agreement of Merger.

XI.      GENERAL

This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and Fifth Third Common Stock shall thereafter continue to be publicly traded and issuable to Capital shareholders pursuant to the terms of this Agreement.

XII.     COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                                                FIFTH THIRD BANCORP

(SEAL)                                      By: /s/ Robert P. Niehaus
                                                -------------------------------
                                                Robert P. Niehaus
                                                Executive Vice President

                                        Attest: /s/ Paul L. Reynolds
                                                -------------------------------
                                                Paul L. Reynolds
                                                Assistant Secretary

                                                CAPITAL HOLDINGS, INC.

(SEAL)                                     By:  /s/ Robert A. Sullivan
                                                -------------------------------
                                                Name: Robert A. Sullivan
                                                Title: President and Secretary

                                       Attest:  /s/ John S. Szuch
                                                -------------------------------
                                                Name: John S. Szuch
                                                Title: Chairman and Chief
                                                       Executive Officer